As filed with the Securities and Exchange Commission on January 21, 2022

Registration Statement No. 333-262043

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Altus Midstream Company

(Exact name of registrant as specified in its charter)

Delaware	81-4675947
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, TX 77056-4400

Telephone: (713) 296-6000

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Clay Bretches

Chief Executive Officer and President

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, TX 77056-4400

Telephone: (713) 296-6000

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

Troy L. Harder

Bracewell LLP

711 Louisiana, Suite 2300

Houston, TX 77002

(713) 221-1456

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 21, 2022

PRELIMINARY PROSPECTUS

Altus Midstream Company

627,868 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

14,274,758 Shares of Class A Common Stock

3,182,140 Warrants

This prospectus relates to the issuance by Altus Midstream Company (the “Company,” “we,” “our” or “us”) of up to 627,868 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that may be issued from time to time upon exercise of 12,557,370 outstanding warrants sold as part of the units in our initial public offering (the “Public Warrants”), each of which entitles the holder thereof to purchase one-twentieth of a share of Class A Common Stock at an exercise price of $230.00 per share, subject to certain adjustments.

This prospectus also may be used by selling securityholders that will be identified in an applicable prospectus supplement in connection with resales, from time to time in one or more offerings, of:

(i)

up to 14,274,758 shares of Class A Common Stock, including (a) 12,500,000 shares of Class A Common Stock that may be issued from time to time upon redemption or exchange of Altus Midstream LP Common Units (as defined herein), (b) 365,651 shares of Class A Common Stock issued in connection with our Initial Business Combination (as defined herein), (c) up to 1,250,000 shares of Class A Common Stock that may be issued from time to time if earn-out consideration is issued pursuant to the Contribution Agreement dated August 8, 2018 by and among the Company, Apache Midstream, LLC, a Delaware limited liability company (“Apache Midstream”) and wholly owned subsidiary of Apache Corporation (“Apache”), and the other parties thereto (the “Contribution Agreement”), and (d) up to 159,107 shares of Class A Common Stock that may be issued from time to time upon exercise of the Resale Warrants (as defined herein).

(ii)

up to 3,182,140 outstanding warrants (the “Resale Warrants”), each of which entitles the holder thereof to purchase one-twentieth of a share of Class A Common Stock at an exercise price of $230.00 per share, subject to certain adjustments, issued as part of our Initial Business Combination. The Resale Warrants and the Public Warrants are collectively referred to herein as the “Warrants.”

The Resale Warrants will not be redeemable by the Company so long as they are held by Apache Midstream or its permitted transferees.

The securities offered pursuant to this prospectus are collectively referred to in this prospectus as the “securities.” This prospectus provides you with a general description of these securities and the general manner in which we or the selling securityholders may offer the securities. When securities are offered, we may provide a prospectus supplement, to the extent appropriate, that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Resale Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Warrants to the extent the Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that we or the selling securityholders will offer or sell any of the securities. The selling securityholders may sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how we and the selling securityholders may sell the securities in the section titled “Plan of Distribution” beginning on page 14 of this prospectus.

Our Class A Common Stock is traded on the NASDAQ Global Market (“NASDAQ”) under the symbol “ALTM.” The closing price for our Class A Common Stock on January 18, 2022, was $65.49 per share, as reported on NASDAQ. Our Warrants are not listed for trading on any national securities exchange.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2022.

Neither we nor the selling securityholders have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. Neither we nor the selling securityholders take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the selling securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes the Company and our securities. We may use this shelf registration statement to issue up to 627,868 shares of Class A Common Stock underlying the Public Warrants, and the selling securityholders may use the shelf registration statement to sell up to an aggregate of 17,401,566 shares of Class A Common Stock and 6,364,281 Warrants from time to time through any means described in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Warrants to the extent the Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

We and the selling securityholders, as applicable, may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No offer of the securities will be made in any jurisdiction where the offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected revenues, projected costs and plans, and objectives of management for future operations, are forward-looking statements. Such forward-looking statements are based on the Company’s examination of historical operating trends, production and growth forecasts of Apache Corporation’s Alpine High field development and other data in the Company’s possession or available from third parties. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "could," "expect," "intend," "project," "estimate," "anticipate," "plan," "believe," "continue," "seek," "guidance," "might," "outlook," "possibly," "potential," "prospect," "should," "would," or similar terminology, but the absence of these words does not mean that a statement is not forward looking. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable under the circumstances, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, its assumptions about:

•

the scope, duration, and reoccurrence of any epidemics or pandemics (including, specifically the coronavirus disease 2019 (COVID-19) pandemic and any related variants) and the actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors, and suppliers, in response to such epidemics or pandemics;

•	the mandate, availability, and effectiveness of any vaccine programs or other therapeutics related to the treatment of COVID-19;

•	the market prices of oil, natural gas, natural gas liquids (NGLs), and other products or services;

•	pipeline and gathering system capacity and availability;

•	production rates, throughput volumes, reserve levels, and development success of dedicated oil and gas fields;

•	economic and competitive conditions;

•	the availability of capital;

•	cash flow and the timing of expenditures;

•	capital expenditures and other contractual obligations;

•	weather conditions;

•	inflation rates;

•	the availability of goods and services;

•	legislative, regulatory, or policy changes;

•	terrorism or cyberattacks;

•	occurrence of property acquisitions or divestitures;

•	the integration of acquisitions;

•	a decline in oil, natural gas, and NGL production, and the impact of general economic conditions on the demand for oil, natural gas, and NGLs;

•	the impact of environmental, health and safety, and other governmental regulations and of current or pending legislation, including initiatives addressing the impact of global climate change;

•	environmental risks;

•	the effects of competition;

•	the retention of key members of senior management and key technical personnel;

•	increases in interest rates;

•	the effectiveness of the Company’s business strategy;

•	changes in technology;

•	market-related risks, such as general credit, liquidity, and interest-rate risks;

•	the timing, amount, and terms of the Company’s future issuances of equity and debt securities; and

•	any other factors disclosed in the filings that the Company makes with the SEC that are incorporated by reference in this prospectus.

Other factors or events that could cause the Company’s actual results to differ materially from the Company’s expectations may emerge from time to time, and it is not possible for the Company to predict all such factors or events. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements. All forward-looking statements speak only as of the date of this prospectus or such incorporated document, as applicable. Except as required by law, the Company disclaims any obligation to update or revise its forward-looking statements, whether based on changes in internal estimates or expectations, new information, future developments, or otherwise.

INFORMATION ABOUT THE COMPANY

Our Company

We were originally formed as a Delaware corporation to be an early stage blank check company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. On November 9, 2018, we consummated our initial business combination (our “Initial Business Combination”) pursuant to the Contribution Agreement. At the closing of our Initial Business Combination, pursuant to the Contribution Agreement:

•

we and Altus Midstream LP, a Delaware limited partnership, issued to Apache Midstream, 12,500,000 shares of Class C common stock, par value $0.0001 per share (the “Class C Common Stock”) and 12,500,000 common units representing limited partner interests in Altus Midstream LP (the “Common Units”), respectively, which, together, are exchangeable on a one-for-one basis for shares of Class A Common Stock;

•	we issued 365,651 shares of Class A Common Stock to Apache Midstream;

•	we issued 3,182,140 Warrants to Apache Midstream;

•	we contributed $628.1 million in cash to Altus Midstream LP (the “Cash Contribution”); and

•

we granted Apache Midstream the right to receive earn-out consideration of up to 1,875,000 shares of Class A Common Stock (1,250,000 shares of which remain eligible for issuance as of the date of this prospectus).

We funded the Cash Contribution with (i) cash held in the trust account that held the proceeds (including interest but net of franchise and income taxes payable) from our initial public offering and the concurrent sale of Warrants to Kayne Anderson Sponsor, LLC (“Kayne Anderson Sponsor”); and (ii) proceeds from the issuance and sale of 2,861,701 shares of Class A Common Stock to certain qualified institutional buyers and accredited investors (including certain funds and client accounts advised by Kayne Anderson Capital Advisors, L.P., together with its affiliates (“Kayne Anderson”), and directors, management and employees of the Company, Kayne Anderson and Apache who held an interest in Kayne SPAC Investment, LLC or Altus SPAC Investment, LLC) in private placements (the “Private Placements”).

Additionally, in connection with our Initial Business Combination, 106,000 shares of Class A Common Stock were issued upon conversion of our Class B common stock, par value $0.0001 per share.

Following our Initial Business Combination, we changed our name from “Kayne Anderson Acquisition Corp.” to “Altus Midstream Company,” we continued the listing of our Class A Common Stock on NASDAQ under the symbol “ALTM,” and our Warrants were delisted from NASDAQ for failure to satisfy the NASDAQ’s minimum round lot holder listing requirement. On June 30, 2020, the Company effected a one-for-twenty reverse stock split of its common stock, and all share numbers and per share prices in this prospectus have been adjusted accordingly.

Business Overview

Through our ownership interest in Altus Midstream LP, we own gas gathering, processing, and transmission assets in the Permian Basin of West Texas, anchored by midstream service agreements to service Apache Corporation’s production from Alpine High. Additionally, we own equity interests in four intrastate Permian Basin pipelines that have access to various points along the Texas Gulf Coast.

We have no independent operations or material assets outside our ownership interest in Altus Midstream LP. Altus Midstream LP’s assets include approximately 182 miles of in-service natural gas gathering pipelines, approximately 46 miles of residue gas pipelines with four market connections, and approximately 38 miles of NGL pipelines. Three cryogenic processing trains, each with nameplate capacity of 200 million cubic feet per day, were placed into service during 2019. Other assets include an NGL truck loading terminal with six Lease Automatic Custody Transfer units and eight NGL bullet tanks with 90,000 gallon capacity per tank. Our existing gathering, processing, and transmission infrastructure is expected to provide capacity levels capable of fulfilling our midstream contracts to service Apache Corporation’s production from Alpine High and potential third-party customers.

Recent Developments

On October 21, 2021, we announced that we will combine with privately-owned BCP Raptor Holdco LP (“BCP”) in an all-stock transaction, pursuant to the Contribution Agreement dated as of that same date and entered into by and among the Company, Altus Midstream LP, New BCP Raptor Holdco, LLC (the “Contributor”), and BCP (the “Contribution Agreement”). BCP is the parent company of EagleClaw Midstream, which includes EagleClaw Midstream Ventures, the Caprock Midstream and Pinnacle Midstream businesses, and a 26.7% interest in the Permian Highway Pipeline.

As consideration for the transaction, we will issue 50 million Class C common shares (and Altus Midstream LP will issue a corresponding number of Common Units) to BCP’s unitholders, which are principally funds affiliated with Blackstone and I Squared Capital. The transaction is expected to close during the first quarter 2022 following completion of customary closing conditions, including approval by the Company’s shareholders and regulatory reviews.

Company Information

Our principal executive offices are located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, and our telephone number is (713) 296-6000. Our website is www.altusmidstream.com. The information found on our website is not part of this prospectus.

THE OFFERING

We are registering the issuance by us of 627,868 shares of Class A Common Stock that may be issued from time to time upon exercise of the Public Warrants. We are also registering the resale by the selling securityholders named in this prospectus or their permitted transferees of (i) up to 14,274,758 shares of Class A Common Stock and (ii) 3,182,140 Resale Warrants. Our shares of Class A Common Stock are currently listed on NASDAQ under the symbol “ALTM.” Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 8 of this prospectus.

Issuance of Class A Common Stock Underlying Public Warrants

Shares of Class A Common Stock to be issued upon exercise of all Public Warrants	627,868 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding, as of November 30, 2021	3,746,460 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding assuming exercise of all Public Warrants	4,374,328 shares of Class A Common Stock.

Use of proceeds	We will receive up to an aggregate of approximately $144.4 million from the exercise of Public Warrants, assuming the exercise in full of all the Public Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Public Warrants for general corporate purposes, which includes, among other things, the repurchase of outstanding shares of Class A Common Stock.

Resale of Class A Common Stock and Resale Warrants by Selling Securityholders

Class A Common Stock offered by the selling securityholders	We are registering 14,274,758 shares of Class A Common Stock, which includes (a) 12,500,000 shares of Class A Common Stock that may be issued from time to time upon redemption or exchange of Common Units, (b) 365,651 shares of Class A Common Stock issued in connection with our Initial Business Combination, (c) up to 1,250,000 shares of Class A Common Stock that may be issued from time to time if earn-out consideration is issued pursuant to the Contribution Agreement, and (d) 159,107 shares of Class A Common Stock that may be issued from time to time upon exercise of the Resale Warrants.

Resale Warrants offered by the selling securityholders	We are registering the 3,182,140 Resale Warrants. Each Resale Warrant entitles the holder thereof to purchase one-twentieth of a share of our Class A Common Stock at a price of $230.00 per share, subject to adjustment, at any time. The Resale Warrants will expire on November 9, 2023 (which is five years after the completion of our Initial Business Combination) or, to the extent of certain transfers, earlier upon redemption.

The Resale Warrants (including the Class A Common Stock issuable upon exercise of the Resale Warrants) will not be redeemable by the Company so long as they are held by Apache Midstream or its permitted transferees. Resale Warrants may be exercised for cash or on a cashless basis so long as they are held by Apache Midstream or its permitted transferees. Otherwise, the Resale Warrants have terms and provisions that are identical to those of the Public Warrants. See “Description of Securities—Warrants” for further discussion.

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Resale Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Resale Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Resale Warrants to the extent the Resale Warrants are exercised for cash. We will receive up to an aggregate of approximately $36,594,610 from the exercise of Resale Warrants, assuming the exercise in full of all the Resale Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Resale Warrants for general corporate purposes, which includes, among other things, the repurchase of outstanding shares of Class A Common Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you invest in our securities you should carefully consider those risk factors described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequently filed Annual Reports on 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that are incorporated by reference into this prospectus, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading prices of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this prospectus, including the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Resale Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Warrants to the extent the Warrants are exercised for cash. We will receive up to an aggregate of approximately $181.0 million from the exercise of the Warrants, assuming the exercise in full of all the Warrants for cash. Unless we inform you otherwise in a prospectus or free writing prospectus, we intend to use the net proceeds from any such exercise of the Warrants for general corporate purposes, which includes, among other things, the repurchase of outstanding shares of Class A Common Stock.

SELLING SECURITYHOLDERS

Beneficial Ownership

This prospectus relates, in part, to the offering for resale from time to time, in one or more offerings, by the selling securityholders, or their permitted transferees, of up to 14,274,758 shares of Class A Common Stock and up to 3,182,140 Resale Warrants.

The following table sets forth information relating to the selling securityholders as of November 30, 2021 based on information supplied to us by the selling securityholders on or prior to that date and information filed with the SEC. We have not sought to verify such information. Information concerning the selling securityholders may change over time, including by the addition of selling securityholders, and if necessary, we will supplement this prospectus accordingly. The selling securityholders may hold or acquire at any time shares of Class A Common Stock or Warrants in addition to those offered by this prospectus and may have acquired additional shares of Class A Common Stock or Warrants since the date on which the information reflected herein was provided to us. Additionally, the selling securityholders may have sold, transferred or otherwise disposed of some or all of the shares of Class A Common Stock or Warrants listed below in exempt or non-exempt transactions since the date on which the information was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their shares of Class A Common Stock or Warrants in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Other information about the selling securityholders may also change over time. The following table sets forth the maximum number of shares of Class A Common Stock and Warrants that may be sold by the selling securityholders identified below under this prospectus. Because the selling securityholders may offer all or some of their shares of Class A Common Stock or Warrants from time to time, we cannot estimate the number of shares of Class A Common Stock or Warrants that will be held by the selling securityholders upon the termination of any particular offering by such selling securityholders. The selling securityholders are not obligated to sell any of the shares of Class A Common Stock or Warrants offered by this prospectus. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares of Class A Common Stock or Warrants. The selling securityholders may also offer and sell less than the number of shares of Class A Common Stock or Warrants indicated. The selling securityholders are not making any representation that any shares of Class A Common Stock or Warrants covered by this prospectus will or will not be offered for sale. For purposes of the table below, we assume that all of the securities covered by this prospectus will be sold.

No offer or sale under this prospectus may be made by a selling securityholder unless that selling securityholder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We may supplement or amend this prospectus to include additional selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A Common Stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of Class A Common Stock beneficially owned by them. Except as described in the footnotes to the following table and under “Material Relationships with Selling Securityholders” below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of Class A Common Stock in this table does not constitute an admission of beneficial ownership for the person named below.

The percentages in the table are based on 3,746,460 shares of Class A Common Stock and 18,941,631 Warrants outstanding as of November 30, 2021. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of Class A Common Stock issuable upon exercise of that particular holder’s Warrants and did not assume exercise of any other holder’s Warrants.

Name of Selling Securityholder	Warrants Beneficially Owned Prior to Offering	Warrants Available Pursuant to this Prospectus	Warrants Beneficially Owned After Offering	Percentage of Warrants Beneficially Owned After Offering	Class A Common Stock Beneficially Owned Prior to Offering	Class A Common Stock Available Pursuant to this Prospectus(1)	Class A Common Stock Beneficially Owned After Offering	Percentage of Class A Common Stock Beneficially Owned After Offering
Apache Midstream LLC(1)	3,182,140	3,182,140	—	—	13,024,758	14,274,758	—	—

(1)

Apache Midstream LLC is the record holder of the shares reported herein. Apache Midstream LLC is a wholly owned subsidiary of APA Corporation, which has voting and investment discretion with respect to the voting common stock held of record by Apache Midstream LLC. Class A Common Stock totals include 159,107 shares of Class A Common Stock issuable upon exercise of the Resale Warrants. The business address of each of these entities is 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056.

Material Relationships with Selling Securityholders

Registration Rights Agreement

In connection with the closing of our Initial Business Combination, we entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with Apache Midstream and certain other holders of our securities (collectively, the “Holders”). Pursuant to the terms of the Registration Rights Agreement, the Holders are entitled to certain registration rights with respect to all or any portion of the shares of Class A Common Stock and Warrants they held as of the closing of our Initial Business Combination and that they may acquire thereafter including upon conversion, exchange or redemption of any security. The Apache Holders also have certain “piggy back” registration rights with respect to registration statements and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act.

Stockholders Agreement

In connection with the closing of our Initial Business Combination, we entered into a stockholders agreement with Kayne Anderson Sponsor and Apache Midstream to set forth certain corporate governance rights of Kayne Anderson Sponsor and Apache Midstream. Under the Stockholders Agreement, Apache Midstream is entitled to nominate a certain number of directors to our board of directors based on its and its affiliates’ ownership of our outstanding voting common stock. Further, we have agreed to include at least one director nominated by Apache Midstream on each committee of our board of directors, unless such inclusion would violate applicable securities laws or stock exchange or stock market rules. The Stockholders Agreement will terminate automatically upon (i) the dissolution of the Company, and (ii) with respect to Apache Midstream, the time when Apache Midstream and its affiliates cease to own at least 1% of our outstanding voting common stock. The Stockholders Agreement terminated automatically with respect to Kayne Anderson Sponsor on the second anniversary of the date of the Stockholders Agreement.

Second Amended and Restated Agreement of Limited Partnership of Altus Midstream LP

We are party to the Second Amended and Restated Agreement of Limited Partnership of Altus Midstream LP (as amended, the “Altus Midstream LPA”) with Altus Midstream GP, LLC, a Delaware limited liability company and the sole general partner of Altus Midstream LP (the “Altus GP”), and Apache Midstream, among others. We control Altus Midstream LP through our ownership of the Altus GP. The Altus Midstream LPA, among other things, sets forth the management and operations of Altus Midstream LP and the rights and obligations of the holders of the Common Units. The Altus Midstream LPA provides a redemption right to each holder of Common Units (other than the Company), which entitles such holders to redeem, from time to time, all or a portion of their Common Units for newly issued shares of our Class A Common Stock on a one-for-one basis, or, at Altus Midstream LP’s option, an equivalent amount of cash.

Construction, Operations and Maintenance Agreement

In connection with the closing of our Initial Business Combination, we entered into a Construction, Operations and Maintenance Agreement (the “COMA”) with Apache Corporation, pursuant to which Apache Corporation provides certain services related to the design, development, construction, operation, management and maintenance of certain gathering, processing and other midstream assets on behalf of us. Under the COMA, we pay Apache Corporation annual fees for its services, which for the period beginning on January 1, 2021 and ending on December 31, 2021, were $7,000,000, and thereafter until the COMA is terminated, will be $9,000,000, as may be increased in accordance with the COMA.

Warrant Agreements

The Resale Warrants were issued under a warrant agreement, dated November 9, 2018, between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. For more information regarding the warrant agreements, please read “Description of Securities—Warrants.”

PLAN OF DISTRIBUTION

Issuance of Class A Common Stock Underlying Public Warrants

We will receive the proceeds from the exercise of the Public Warrants, but not from the sale of the underlying Class A Common Stock. Upon exercise of a Public Warrant, we will issue the shares of Class A Common Stock underlying such Public Warrant pursuant to and in accordance with the terms of the IPO Warrant Agreement.

Resale of Class A Common Stock and Resale Warrants by Selling Securityholders

The selling securityholders may offer and sell all or a portion of the shares of Class A Common Stock and the Resale Warrants covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on NASDAQ, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus forms a part; and

•	“at the market” or through market makers or into an existing market for the securities.

The selling securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the selling securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on NASDAQ or any other exchange or market.

The selling securityholders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling securityholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the selling securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and the selling securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. Upon our notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling securityholder;

•	the number of securities being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

We and the selling securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the selling securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the selling securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Exercise of Warrants

Each Warrant entitles the holder thereof to purchase one-twentieth of a share of our Class A Common Stock at an exercise price of $230.00 per share. The Warrants will expire on November 9, 2023 or earlier upon redemption, subject to certain exceptions with respect to the Resale Warrants. We may redeem the outstanding Warrants at a price of $0.01 per Warrant, if the last sale price of our Class A Common Stock equals or exceeds $360.00 per share for any 20 trading days within a 30 trading day period ending on the third business day before we send the notice of redemption to the Warrant holders. However, the Resale Warrants will not be redeemable by the Company so long as they are held by Apache Midstream or its permitted transferees. For additional information with respect to the Warrants, please read “Description of Securities—Warrants.”

DESCRIPTION OF SECURITIES

The following summary of certain material provisions of our securities does not purport to be complete. You should refer to our second amended and restated certificate of incorporation, as amended, and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (“DGCL”).

Pursuant to our second amended and restated certificate of incorporation, our authorized capital stock consists of 1,500,000,000 shares of Class A Common Stock, $0.0001 par value per share, 1,500,000,000 shares of Class C Common Stock, $0.0001 par value per share, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

As of November 30, 2021, 16,246,460 shares of our common stock were issued and outstanding, consisting of:

•	3,746,460 shares of our Class A Common Stock; and

•	12,500,000 shares of Class C Common Stock held by Apache Midstream.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A Common Stock and Class C Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in our second amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution, or winding up of the Company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.

A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than us) only if, and only to the extent permitted by the Altus Midstream LPA, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the Altus Midstream LPA. In addition, the holders of Class C Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration, or repeal of any provision of our second amended and restated certificate of incorporation that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C Common Stock. Holders of Class C Common Stock are not entitled to any dividends and are not entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution, or winding up of our affairs.

For a complete description of our Class A Common Stock, please see our registration statement on Form 8-A (File No. 001-38048) filed on March 29, 2017 (together with any amendments thereto and the other documents incorporated by reference therein), which is incorporated by reference herein.

Preferred Stock

Our second amended and restated certificate of incorporation provides that up to 50,000,000 shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors can, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Except as described under “—Resale Warrants” below, the Resale Warrants have terms and provisions that are identical to those of the Public Warrants, the terms of which are as follows.

Each whole Warrant entitles the registered holder to purchase one-twentieth of a share of our Class A Common Stock at a price of $230.00 per share, subject to adjustment as discussed below, at any time. Pursuant to the applicable warrant agreement, a holder of Warrants may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only 20 whole Warrants may be exercised at any given time by a holder of Warrants. The Warrants will expire on November 9, 2023, at 5:00 p.m., New York City time, or earlier upon redemption.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a Warrant unless Class A Common Stock issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

We have agreed to, as soon as practicable, but in no event later than 15 business days, after the closing of our Initial Business Combination, use our reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants, to use our reasonable best efforts to cause the same to become effective within 60 business days following our Initial Business Combination, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the applicable warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

We may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

•

if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $360.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrants prior to the scheduled redemption date. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (as defined herein) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after our Initial Business Combination. If we call our Warrants for redemption and our management does not take advantage of this option, Kayne Anderson Sponsor and its permitted transferees would still be entitled to exercise their Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of Warrants may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise Warrants, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (a) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split, or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification, or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of

Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.

The Warrants were issued in registered form under warrant agreements between American Stock Transfer & Trust Company, as warrant agent, and us, dated March 29, 2017, with respect to the Public Warrants and the Private Placement Warrants, and November 9, 2018, with respect to the Apache Warrants. You should review a copy of the applicable warrant agreements, which are each filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Warrants. The warrant agreements provide that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but to make any change that adversely affects the interests of the registered holders of Warrants requires the approval by the holders of at least 50% of the then outstanding Public Warrants, with respect to the Public Warrants, and at least 50% of the then outstanding Resale Warrants, with respect to the Resale Warrants.

Resale Warrants

The Resale Warrants are not redeemable by the Company so long as they are held by Apache Midstream or its permitted transferees; provided, however, that if the Resale Warrants are held by holders other than Apache Midstream or its permitted transferees, then the Resale Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. Resale Warrants may be exercised for cash or on a cashless basis, so long as they are held by Apache Midstream or its permitted transferees.

If holders of the Resale Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (as defined herein) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by Apache Midstream or its permitted transferees, is because as long as Apache Midstream remains affiliated with us, its ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.

Dividends

Subject to the rights of the holders of any outstanding series of preferred stock, holders of Class A Common Stock are entitled to receive ratable dividends when, as, and if declared by our board of directors out of funds legally available therefor. Holders of Class C Common Stock are not entitled to any dividends from the Company.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our Warrants is American Stock Transfer & Trust Company. We have agreed to indemnify American Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Second Amended and Restated Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our second amended and restated certificate of incorporation and bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Board of Directors

Our second amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Securities Eligible for Future Sale

As of November 30, 2021, we had 3,746,460 shares of Class A Common Stock outstanding. Of these shares, the 413,112 shares of Class A Common Stock that were sold in our initial public offering and not redeemed in connection with our Initial Business Combination are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act (“Rule 144”).

As of November 30, 2021, we had 18,941,631 Warrants outstanding. Of these Warrants, the 12,557,370 Public Warrants that were sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Listing of Securities

Our shares of Class A Common Stock are listed on NASDAQ under the symbol “ALTM.”

LEGAL MATTERS

Bracewell LLP, Houston, Texas, will pass upon the validity of the securities covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Altus Midstream Company at December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, appearing in Altus Midstream Company’s Current Report on Form 8-K filed with the SEC on December 14, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference which, as to the years 2020 and 2019, are based in part on the reports of BDO USA, LLP and KPMG LLP, independent registered public accounting firms. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given on the authority of such firms as experts in accounting and auditing.

The financial statements of Breviloba, LLC as of December 31, 2020 and 2019, and for the year ended December 31, 2020 and for the period July 31, 2019 through December 31, 2019, appearing in Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

The financial statements of Gulf Coast Express Pipeline LLC as of and for the years ended December 31, 2020 and 2019 incorporated by reference in this prospectus and in the Registration Statement from Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of EPIC Crude Holdings, LP as of December 31, 2020, and for the year ended December 31, 2020, appearing in Altus Midstream Company’s Annual Report on Form 10-K, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Permian Highway Pipeline LLC as of and for the year ended December 31, 2020 incorporated by reference in this prospectus and in the Registration Statement from Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of BDO USA, LLP, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of BCP Raptor Holdco, LP as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, appearing in Altus Midstream Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on January 12, 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change to the method of accounting for revenue as of January 1, 2019 due to the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock and the securities offered by the selling securityholders pursuant to this prospectus, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.altusmidstream.com. Information on our website does not constitute part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

In particular, we incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the time that all the securities offered by this prospectus have been sold by the selling securityholders as described in this prospectus (other than documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) or such registration statement has been withdrawn:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 23, 2021;

•

the information set forth under the captions “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Combined Financial Statements” and “Annex A—Information Concerning EagleClaw Midstream” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 12, 2022;

•	our Current Reports on Form 8-K filed on June 4, 2021, October 14, 2021, October 21, 2021 and December 14, 2021; and

•

the description of our Class  A Common Stock set forth in our registration statement on Form 8-A filed on March 29, 2017 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating that description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

Altus Midstream Company

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, TX 77056-4400

(713) 296-6000

Altus Midstream Company

627,868 Shares of Class A Common Stock Issuable

Upon Exercise of Warrants

14,274,758 Shares of Class A Common Stock

3,182,140 Warrants

PROSPECTUS

                , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the resale of the securities being registered hereby.

SEC registration fee		$95,358.21	(1)
Accounting fees and expenses			*
Legal fees and expenses			*
Printing and engraving expenses			*
Miscellaneous			*

Total	$		*

(1)	Fee previously paid.
*	Estimates not presently known.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders, however, will bear all commissions and discounts, if any, attributable to their sale of the securities.

Item 15. Indemnification of Directors and Officers.

Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Our second amended and restated certificate of incorporation provides that our officers and directors are indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our second amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our bylaws permit us to secure insurance on behalf of any officer, director, or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In addition, we have entered into indemnification agreements with certain of our directors, a form of which is filed with this Registration Statement as Exhibit 10.4. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit Number	Description

1.1***	Form of Underwriting Agreement.

2.1**	Contribution Agreement, dated as of August 8, 2018, by and among the Company, Altus Midstream LP, Apache Midstream LLC, Alpine High Gathering LP, Alpine High Pipeline LP, Alpine High Processing LP, Alpine High NGL Pipeline LP and Alpine High Subsidiary GP LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on August 8, 2018).

3.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

3.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3.3 to the Registration Statement on Form S-1 (File No. 333-216514) filed with the SEC on March 7, 2017).

4.1	Amended and Restated Registration Rights Agreement, dated as of November 9, 2018, by and among Altus Midstream Company, Kayne Anderson Sponsor, LLC, the other holders party thereto and Apache Midstream LLC (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

4.2	Stockholders Agreement, dated as of November 9, 2018, by and among Altus Midstream Company, Kayne Anderson Sponsor, LLC and Apache Midstream LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

4.3	Warrant Agreement, dated as of November 9, 2018, by and between American Stock Transfer & Trust Company, LLC and the Company (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

5.1*	Opinion of Bracewell LLP.

10.1	Second Amended and Restated Agreement of Limited Partnership of Altus Midstream LP, dated as of June 12, 2019 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on June 14, 2019).

10.2	First Amendment to Second Amended and Restated Agreement of Limited Partnership of Altus Midstream LP, dated as of June 30, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, SEC File No. 001-38048).

10.3	Construction, Operations and Maintenance Agreement, dated as of November 9, 2018, by and between Altus Midstream Company and Apache Corporation (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-38048) filed with the SEC on November 13, 2018).

Exhibit Number	Description

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of BDO USA, LLP.

23.4*	Consent of BDO USA, LLP.

23.5*	Consent of KPMG LLP.

23.6*	Consent of KPMG LLP.

23.7*	Consent of Bracewell LLP (contained in Exhibit 5.1 herein).

24.1*	Powers of Attorney (included in the signature page hereto).

*	Filed herewith.
**

Schedules and exhibits to this Exhibit have been omitted, pursuant to Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

***	To be filed by amendment or as an exhibit to a document incorporated by reference herein in connection with the issuance of the securities.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on January 21, 2022.

Altus Midstream Company

By:	/s/ Clay Bretches
Name:	Clay Bretches
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ben C. Rodgers his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Name	Title	Date

* Clay Bretches	Chief Executive Officer, President and Director (Principal Executive Officer)	January 21, 2022

/s/ Ben C. Rodgers Ben C. Rodgers	Chief Financial Officer and Director (Principal Financial Officer)	January 21, 2022

* Rebecca A. Hoyt	Chief Accounting Officer (Principal Accounting Officer)	January 21, 2022

* Jon W. Sauer	Chairman of the Board of Directors	January 21, 2022

* Mark Borer	Director	January 21, 2022

* Staci L. Burns	Director	January 21, 2022

* Joe C. Frana	Director	January 21, 2022

* D. Mark Leland	Director	January 21, 2022

* Christopher J. Monk	Director	January 21, 2022

* Kevin S. McCarthy	Director	January 21, 2022

* Steve Noe	Director	January 21, 2022

* Robert S. Purgason	Director	January 21, 2022

*By:	/s/ Ben C. Rodgers
Ben C. Rodgers, Attorney-in-fact